AMENDED AND RESTATED BROKERAGE AGREEMENT
                    ----------------------------------------


Between Novomatic AG, Gumpoldskirchen, Austria/Europe ("Buyer" hereinafter) and Century Resorts Limited ("Century" hereinafter), dated October 1, 2004.

                                    WHEREAS:

A company from the Century group of companies has brokered an agreement for Buyer, whereby Buyer got the opportunity to purchase 8% (eight percent) of a company called Silverstar Development Ltd. ("Silverstar" hereinafter) from one of the main proponents and investors in that company, Mr. Jose da Silva. Silverstar is domiciled in Gauteng, South Africa.

Both Buyer and Century recognize and acknowledge that those 8% would not have been available from Mr. Jose da Silva for purchase for a company from the Century group of companies as of the original date of this Agreement.

NOW THEREFORE, BE IT RESOLVED THAT:

     1. Buyer has bought those 8% of Silverstar and Buyer agrees to pay a commission to Century for brokering this purchase opportunity.

     2. The commission payable from Buyer to Century shall be in the form of an option for Century to purchase from Buyer, 7/8 (seven eighths) of the brokered Silverstar shares at 66% (sixty-six percent) of their fair market value at the time of sale from Buyer to Century.

     3. In case Silverstar is a publicly traded company at the time of the option exercise, then the fair market value of the Silverstar shares will be defined as the average share price of the 30 trading days preceding the exercise of the option by Century: in case Silverstar is a private company at the time of the option exercise, then the fiar market value of 8/8 of the Silverstar shares will be (i) determined through the average of two discounted cash flow analyses provided by reputable audit companies, one suggested by each party, if the casino owned by Silverstar is already in operation at the time of sale from Buyer to Century, or (ii) US $1,000,000 (one million US Dollars) if the Silverstar casino is not yet operational at the time of sale from Buyer to Century.

     4. Century can exercise its call option at any time between the signature date of this Agreement and the third anniversary of the opening of the Silverstar casino.

     5. Buyer obliges himself not to sell, pledge or otherwise encumber the Silverstar shares during the term of Century's option.

                               IN WITNESS WHEREOF

The parties acknowledge and agree to the terms and conditions above stated by signing below. This Agreement shall become effective as of the date first above written.


/s/ Dr. Franz Wohlfahrt                             /s/ Erwin Haitzmann
-----------------------                             -------------------
Dr. Franz Wohlfahrt                                 Erwin Haitzmann

/s/ DI Ryszard Presch                               /s/ Peter Hoetzinger
----------------------                              --------------------
DI Ryszard Presch                                   Peter Hoetzinger

Buyer                                               Century

Date:_____________                                  Date:______________